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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                       WEIGHT WATCHERS INTERNATIONAL, INC.
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                                (NAME OF ISSUER)


                           COMMON STOCK, NO PAR VALUE
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                         (TITLE OF CLASS OF SECURITIES)


                                    948626106
       -----------------------------------------------------------------
                                 (CUSIP NUMBER)


                                NOVEMBER 14, 2001
       -----------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|_| Rule 13d-1(c)
 X  Rule 13d-1(d)


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--------------------------                          ----------------------------
CUSIP NO. 948626106                                 PAGE
--------------------------                          ----------------------------

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1.   Name of Reporting Person-ARTAL GROUP S.A.
     I.R.S. Identification Nos. of above persons (entities only)

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2.   Check the Appropriate Box if a Member of a Group                    (a) |_|
                                                                         (b) |_|

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3.   SEC Use Only

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4.   Citizenship or Place of Organization-LUXEMBOURG

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                       5.     Sole Voting Power
     NUMBER OF
      SHARES           ---------------------------------------------------------
   BENEFICIALLY        6.     Shared Voting Power-80,517,663
     OWNED BY
       EACH            ---------------------------------------------------------
     REPORTING         7.     Sole Dispositive Power
    PERSON WITH
                       ---------------------------------------------------------
                       8.     Shared Dispositive Power-80,517,663

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person-80,517,663

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10.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                      |_|

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11.       Percent of Class Represented by Amount in Row (11)-76.32%

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12.       Type of Reporting Person (See Instructions)-CO

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--------------------------                          ----------------------------
CUSIP NO. 948626106                                 PAGE
--------------------------                          ----------------------------

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1.   Name of Reporting Person-ARTAL LUXEMBOURG S.A.
     I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group                   (a) |_|
                                                                        (b) |_|

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3.   SEC Use Only

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4.   Citizenship or Place of Organization-LUXEMBOURG

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                       5.     Sole Voting Power
     NUMBER OF
      SHARES           ---------------------------------------------------------
   BENEFICIALLY        6.     Shared Voting Power-80,517,663
     OWNED BY
       EACH            ---------------------------------------------------------
     REPORTING         7.     Sole Dispositive Power
    PERSON WITH
                       ---------------------------------------------------------
                       8.     Shared Dispositive Power-80,517,663

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person-80,517,663

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10.  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                     |_|

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11.       Percent of Class Represented by Amount in Row (11)-76.32%

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12.       Type of Reporting Person (See Instructions)-CO

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ITEM 1.

     (a) Name of Issuer-

     WEIGHT WATCHERS INTERNATIONAL, INC.

     (b) Address of Issuer's Principal Executive Offices-

     175 CROSSWAYS PARK WEST
     WOODBURY, NEW YORK 11797-2055

ITEM 2.

     (a) Name of Person Filing-

     ARTAL GROUP S.A.
     ARTAL LUXEMBOURG S.A.

     (b) Address of Principal Business Office or, if none, Residence-

     105, GRAND-RUE
     L-1661 LUXEMBOURG
     LUXEMBOURG

     (c) Citizenship-

     ARTAL GROUP S.A.-LUXEMBOURG
     ARTAL LUXEMBOURG S.A.-LUXEMBOURG

     (d) Title of Class of Securities-

     COMMON STOCK, NO PAR VALUE

     (e) CUSIP Number-

     948626106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) |_| Broker or dealer registered under Section 15 of the Act
                (15 U.S.C. 78o).
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        (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) |_| An investment adviser in accordance with Rule Section 240.13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

        (j) |_| Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


                NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         AS OF DECEMBER 31, 2001, ARTAL LUXEMBOURG S.A. WAS THE RECORD OWNER OF 80,517,663 SHARES OF THE IDENTIFIED CLASS OF SECURITIES. AS THE PARENT ENTITY OF ARTAL LUXEMBOURG S.A., ARTAL GROUP S.A. MAY BE DEEMED, FOR PURPOSES OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"), TO BE THE BENEFICIAL OWNER OF SHARES OF THE IDENTIFIED CLASS OF SECURITIES HELD OF RECORD BY ARTAL LUXEMBOURG S.A., BUT IT DISCLAIMS BENEFICIAL OWNERSHIP OF SUCH SECURITIES.

     (b) Percent of class:

         SEE ITEM 11 OF EACH COVER PAGE.

     (c) Number of shares as to which the person has:
         (i)    Sole power to vote or to direct the vote:

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                SEE ITEM 5 OF EACH COVER PAGE.
          (ii)  Shared power to vote or to direct the vote:
                SEE ITEM 6 OF EACH COVER PAGE.
          (iii) Sole power to dispose or to direct the disposition of:
                SEE ITEM 7 OF EACH COVER PAGE.
          (iv)  Shared power to dispose or to direct the disposition of:
                SEE ITEM 8 OF EACH COVER PAGE.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                           NOT APPLICABLE.

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                           SEE ITEM 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                           NOT APPLICABLE.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

If a group has filed this schedule pursuant to Section 240.13d-l(b)(1)(ii)(J), so indicate under Item 30) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group


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has filed this schedule pursuant to Section 240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                           NOT APPLICABLE.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                           NOT APPLICABLE.

ITEM 10. CERTIFICATIONS.

     (a) NOT APPLICABLE.

     (b) NOT APPLICABLE.



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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FEBRUARY 14, 2002                         ARTAL GROUP S.A.



                                          By:      /s/ PAUL KOHLER
                                          Name:    Paul Kohler
                                          Title:   Managing Director


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FEBRUARY 14, 2002                         ARTAL LUXEMBOURG S.A.



                                          By:      /s/ PAUL KOHLER
                                          Name:    Paul Kohler
                                          Title:   Managing Director